Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

April 19, 2007

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported 2007 first quarter net income and earnings per share and announced a dividend declaration.

The Company reported a 35.9% increase in net income for the first quarter of 2007 to $2.1 million or $0.35 per diluted share compared to $1.6 million, or $0.32 per diluted share for the comparable quarter in 2006. Earnings per share increased 9.4% compared to the same quarter in 2006. The net income increase of $557 thousand resulted from strong year-to-year increases in net interest income and noninterest income, and a decrease in noninterest expenses. For the first quarter of 2007, net interest income increased $623 thousand compared to the same period in 2006 as interest income increased $2.2 million, or 19.1%, while interest expense increased $1.6 million or 38.4%. The Company’s common stock offering in December 2006 added a net of $23.5 million to earning assets and was responsible for $304 thousand of the increased interest income in the quarter. Without the stock offering net income after tax would have been decreased by $198 thousand while earnings per share would have been increased by $0.04. Provision expense for the loan loss reserve increased $40 thousand related to net loan growth of $10.2 million in the quarter. Noninterest income increased $200 thousand, or 17.4%, driven by an increase of $112 thousand, or 15.6%, in service charges on deposit accounts and a $92 thousand, or 21.5%, increase in other operating income, $81 thousand of which came from the Company’s investment in EVB Mortgage, Inc. Income tax provision increased $321 thousand as the Company’s effective tax rate increased from 28.0% to 30.5%, the result of moving into a higher statutory tax bracket and a decrease in tax-exempt income. Net interest margin decreased to 4.15% for the first quarter 2007 compared to 4.28% reported for the first quarter 2006.

Noninterest expense decreased $95 thousand, or 1.5%, primarily from a decrease of $115 thousand in consulting expense. Salary and benefits expense declined $69 thousand. Occupancy expense increased $39 thousand, or 4.0%, from increased depreciation expense for the Kings Charter branch opened in December 2006 and higher software maintenance expense. All other noninterest expenses, excluding consulting fees, increased $50 thousand or 3.5%. Expense levels in the first quarter of 2007 clearly benefited from the 2006 merger of the three predecessor banks into a single bank. Asset quality continues to be strong, with net charge-offs as a percent of year-to-date average loans outstanding of 0.06% for both first quarter 2007 and

2006. Nonperforming assets as a percent of total loans plus OREO was 0.36% at March 31, 2007, compared to 0.31% for the same period in 2006. Nonperforming assets were $2.4 million at the end of March 2007, compared to $2.9 million at year-end 2006 and $1.8 million at March 31, 2006. Any stress on the economy could create a future environment where these numbers could deteriorate. While management does not anticipate this happening, Federal Reserve actions will be monitored closely to gauge the impact on customer repayment capabilities.

On a linked quarter basis, net income increased $193 thousand or 10.1%. Noninterest expense for the first quarter of 2007 declined $212 thousand, compared to fourth quarter 2006, reflecting ongoing emphasis on expense control and the impact of lower consulting costs. Noninterest income was essentially flat, decreasing $2 thousand from the fourth quarter of 2006. Interest income was up by $185 thousand, or 1.3%, while interest expense increased $215 thousand or 3.8%. Net interest margin for the quarter ended March 31, 2007 of 4.15% was a decrease of 6 basis points from fourth quarter 2006 net interest margin of 4.21%. While management has partially funded loan growth with wholesale funds from the Federal Home Loan Bank at favorable rates compared to the deposit market, the cost of deposits continues to rise, and deposit growth presents a greater challenge than growth in loans. Management expects some relief from high interest rates as we forecast that the Federal Reserve will moderate its position on interest rates later this year. In addition, new deposit strategies are being developed.

President and CEO Joe A. Shearin is pleased to announce that the Board of Directors declared a dividend of $0.16 per share, payable May 15, 2007, to shareholders of record as of May 1, 2007. Shearin stated, “We are very pleased to report strong earnings which are reflective of the Company’s decision to consolidate its three banks into one banking entity in April, 2006. We expect to continue to enjoy economies of scale made possible by the efficiencies inherent in the consolidation of numerous back-office functions. Both net income and earnings per share (EPS) are indicative of the strength that the consolidation has afforded Eastern Virginia Bankshares. Cost savings and improved efficiencies have already provided a notable return to our Company, and we anticipate this trend to prevail in the long term.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 9.66% and 1.00%, respectively, for the quarter ended March 31, 2007, compared to 10.07% and 0.81%, respectively for the quarter ended March 31, 2006. Absent the December 2006 stock offering ROE would have been 11.92% while ROA would have been 0.93%. As expected, the stock offering had a current period positive impact on ROA and a negative impact on ROE.

Total assets increased by $77.7 million, compared to one year ago, reaching a record level of $860.8 million at March 31, 2007. Average loans of $655.3 million for the first quarter of 2007 were up 11.8% compared to $586.0 million in the first quarter of 2006. Average deposits of $653.9 million for the quarter ended March 31, 2007 reflect an increase of 4.9% compared to $623.7 million in the same quarter of 2006.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•	our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended March 31,
	2007	2006
Income Statements
Interest income	$13,915	$11,681
Interest expense	5,801	4,190

Net interest income	8,114	7,491
Provision for loan losses	153	113
Service charges on deposits	830	718
Other noninterest income	519	427
Gain on securities available for sales	—	4
Salaries and benefits	3,664	3,733
Occupancy and equipment	1,010	971
Other noninterest expense	1,604	1,669
Income tax expense	924	603

Net income	$2,108	$1,551

Earnings per share: basic	$0.35	$0.32
diluted	$0.35	$0.32

Selected Ratios
Return on average assets	1.00%	0.81%
Return on average equity	9.66%	10.07%
Net interest margin	4.15%	4.28%

Balance Sheets at Period End
Loans, net of unearned interest	$660,732	$595,953
Total assets	860,812	783,076
Deposits	659,936	627,589
Other borrowings	100,810	87,239
Shareholders' equity	90,109	62,433
Book value per share	14.86	12.72

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$655,335	$586,037
Total assets	857,312	775,704
Deposits	653,913	623,664
Other borrowings	104,421	83,575
Shareholders’ equity	88,474	62,459

Asset Quality at Period End
Allowance for loan losses	$7,113	$7,051
Nonperforming assets	2,391	1,838
Net charge-offs	91	87
Net charge-offs to average loans	0.06%	0.06%
Loan loss reserve % of total loans	1.08%	1.11%
Nonperforming assets % of total loans & OREO	0.36%	0.31%

Other Information
Number of shares outstanding - period end	6,089,020	4,909,875
Average shares outstanding - basic	6,085,857	4,907,788
Average shares outstanding - diluted	6,094,953	4,921,638